Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Skype S.à.r.l of our report dated April 27, 2010, except for the effects of purchase price adjustments discussed in Note 4 and settlement of litigation matters discussed in Note 17, as to which the date is August 9, 2010, relating to the financial statements of Skype Global S.à.r.l, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California

August 9, 2009